EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into and is effective as of November 20, 2008, by and between Robert Beauchamp, an individual resident of Sugarland, Texas (the “Executive”) and BMC Software, Inc., a Delaware corporation (the “Employer”). The Employer and Executive are each a “party” and are together “parties” to this Agreement.

BACKGROUND

The Employer and the Executive previously entered into that certain employment agreement dated January 5, 2001, and last amended on January 31, 2004 (the “Prior Employment Agreement”). The Employer and the Executive now desire to amend and restate the Prior Employment Agreement to reflect necessary changes for the Agreement to comply with Code Section 409A and to make certain other changes.

AGREEMENT

In consideration of the employment compensation to be paid to Executive and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. DEFINITIONS.

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

“Affiliate” means a person or entity that directly or indirectly controls, is controlled by, or is under common control with, the Employer.

“Agreement” refers to this Executive Employment Agreement, including all Exhibits attached hereto, as amended from time to time.

“Base Salary” as defined in Section 3.1.

“Benefits” as defined in Section 3.3.

“Board of Directors” or “Board” refers to the board of directors of the Employer.

“Cause” as defined in Section 6.3(a).

“Change of Control” means the occurrence of one or more of the following events:

(a) the acquisition, directly or indirectly, by any person or related group of persons (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing at least fifty percent (50%) of the total combined voting power of the Employer’s outstanding securities;

(b) a change in the composition of the Board of Directors such that a majority of the Board members ceases by reason of one or more contested elections for Board membership to be comprised of individuals who either (i) are Board members as of the Effective Date (the “Incumbent Directors”) or (ii) after the Effective Date, are elected or nominated for election as Board members by at least a majority of the Incumbent Directors who are still in office at the time such election or nomination is approved by the Board (such individuals will also be considered “Incumbent Directors” upon election to the Board), but excluding for purposes of clauses (i) and (ii) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(c) a merger, consolidation, or similar corporate transaction in which the Employer’s shareholders immediately prior to the transaction do not own more than sixty percent (60%) of the voting stock of the surviving corporation in the transaction;

(d) shareholder approval of the Employer’s liquidation, dissolution, or sale of substantially all of its assets; or

(e) if Executive’s primary employment duties are with a subsidiary, division or business unit of the Employer, the sale, merger, contribution, transfer or any other transaction in conjunction with which the Employer’s ownership interest in the subsidiary, division or business unit decreases below a majority interest.

“Confidential Information” means any and all:

(a) Trade Secrets (as defined herein) concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret;

(b) information which has value in the Employer’s business and which the Employer takes reasonable steps to keep confidential; this consists of information concerning the business and affairs of the Employer, such as, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, marketing and sales plans, business plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and

(c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

“Disability” as defined in Section 6.2.

“Effective Date” is the date stated in the first paragraph of the Agreement.

“Employee Invention” shall mean any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by Executive, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any reasonable way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by Executive, either solely or in conjunction with others, following termination of Executive’s employment with the Employer, that is based upon or uses Confidential Information.

“Employer Group” shall mean the Employer and any other corporation or trade or business required to be aggregated with the Employer which constitutes a single employer under Code Section 414(b) or Code Section 414(c) with the Employer, except that in applying Code Section 1563(a)(1), (2), and (3), the language “at least 50 percent” is used instead of “at least 80 percent”.

“Employment Period” as is the term of the Executive’s employment under this Agreement.

“Fiscal Year” shall mean the Employer’s fiscal year, which shall end on March 31 of each calendar year, or as changed from time to time.

“Good Reason” as defined in Section 6.3(b).

“Person” is any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“Proprietary Items” as defined in Section 7.2(a)(iv).

“Separation from Service” shall mean the Executive’s termination of employment with the Employer Group for any reason which constitutes a “separation from service” under Code Section 409A. Notwithstanding the foregoing, the Executive’s employment relationship with the Employer Group is considered to remain intact while the individual is on military leave, sick leave or other bona fide leave of absence if there is a reasonable expectation that the Executive will return to perform services for the Employer Group and the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Employer under applicable law or contract. Solely for purposes of determining whether a Separation from Service has occurred, the Employer will determine whether the Executive has terminated employment with the Employer Group based on whether it is reasonably anticipated by the Employer and the Executive that the Executive will permanently cease providing services to the Employer Group, whether as an employee or independent contractor, or that the services to be performed by the Executive, whether as an employee or independent contractor, will permanently decrease to no more than 20% of the average level of bona fide services performed, whether as an employee or independent contractor, over the immediately preceding 36-month period or such shorter period during which the Executive was performing services for the Employer Group. If a leave of absence occurs during such 36-month or shorter period which is not considered a Separation from Service, unpaid leaves of absence shall be disregarded and the level of services provided during any paid leave of absence shall be presumed to be the level of services required to receive the compensation paid with respect to such leave of absence.

“Trade Secrets” shall mean the whole or any part of any scientific or technical information, design, process, procedure, formula, or improvement that has value and that the owner has taken measures to prevent from becoming available to persons other than those selected by the owner to have access for limited purposes.

2. EMPLOYMENT TERMS AND DUTIES.

2.1 EMPLOYMENT

Employer hereby employs Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

2.2 POSITION

Executive shall hold the position of Chief Executive Officer. Executive shall report directly to the Board of Directors. The Employer will also recommend, and take all reasonable steps to ensure, that Executive is elected to the Board of Directors.

2.3 EMPLOYMENT PERIOD

Subject to the provisions of Section 6, the term of the Executive’s employment under this Agreement will commence upon the Effective Date and shall continue in effect through the third anniversary of the Effective Date (the “Employment Period”); provided, however, that, subject to the provisions of Section 6, commencing on the day following the Effective Date and on each day thereafter, the Employment Period shall be automatically extended for one additional day unless the Employer shall give written notice to Executive that the Employment Period shall cease to be so extended, in which event the Employment Period shall terminate on the third anniversary of the date such notice is given.

2.4 DUTIES

Executive will have such duties as are typically performed by the chief executive officer of any company, including those assigned or delegated to Executive by the Board of Directors. Executive shall devote his entire business time, attention, skill, and energy exclusively to the business of the Employer, will use his reasonable best efforts to promote the success of the Employer’s business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer. Executive’s employment will be subject to the policies maintained and established by the Employer from time to time. Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, during his employment with the Employer without advance written approval of the Employer’s Board of Directors, which will not be unreasonably withheld or delayed, and Executive will not directly or indirectly engage or participate during the Employment Period in any business that is competitive in any manner with the business of the Employer; provided, however, that nothing in this Section 2.4 will prevent Executive (i) from engaging in additional activities in connection with passive personal investments and community affairs that are not inconsistent with Executive’s duties under this Agreement; (ii) from serving on the boards of directors of other companies or organizations, or engaging in other activities, so long as such participation does not conflict with the interests or business of the Employer or require such involvement as to interfere with the performance of Executive’s duties hereunder. If Executive is elected as a director of the Employer or as a director or officer of any of its Affiliates, Executive will fulfill his duties as such director or officer without additional compensation. Executive acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer.

2.5 PERFORMANCE REVIEW

Executive’s performance will be reviewed from time to time by the Board of Directors.

3. COMPENSATION

3.1 BASE SALARY

During the Employment Period, the Employer shall pay Executive an annual base salary in the amount of Nine Hundred Fifty Thousand Dollars ($950,000), less applicable taxes and withholdings, payable in accordance with the Employer’s standard payroll practices and procedure. Executive’s base salary shall be reviewed at least annually and, if deemed appropriate by the Compensation Committee of the Board of Directors in its sole discretion, shall be increased from time to time. (The annual base salary specified in this Section 3.1, together with any changes to such compensation that the Employer may make from time to time, are referred to in this Agreement as the “Base Salary.”)

3.2 CASH BONUS

Executive will be eligible for a cash bonus as described in Exhibit B incorporated herein by reference and such other bonus programs as may be authorized by the Compensation Committee and the Board of Directors of Employer.

3.3 BENEFITS

The Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent Executive is eligible under the terms of those plans (collectively, the “Benefits”).

3.4 EQUITY

(a) Awards. Executive will be entitled to receive awards granted by the Compensation Committee of the Board of Directors pursuant to any equity program or long-term incentive plan that may be maintained by the Employer from time to time. Executive’s rights respecting any awards granted to the Executive prior to the Effective Date pursuant to any such equity program or long-term incentive plan maintained by the Employer shall continue under the terms of the awards and the applicable plans or programs under which the awards were granted.

(b) Amendment of Certain Outstanding Stock Options. Each Out-of-the-Money Option (as hereinafter defined) is hereby amended to provide that, at any time and from time to time prior to the termination of such option, the Executive may surrender all or a portion of such option to the Employer for no consideration by providing written notice to the Employer at its principal executive office addressed to the attention of the President or the Treasurer. Such notice shall specify the number of shares with respect to which the Out-of-the-Money Option is being surrendered and, if such option is being surrendered with respect to less than all of the shares then subject to such option, then such notice shall also specify the date upon which such option became (or would become) exercisable in accordance with the terms thereof with respect to the shares being surrendered. The term “Out-of-the-Money Option” means each stock option granted to the Executive by the Employer prior to January 31, 2004 (the “Option Date”) with respect to which the purchase price per share of common stock of the Employer under such option (as adjusted through the Option Date) is greater than the fair market value of a share of common stock of the Employer (determined under the plan pursuant to which such option was granted) as of the Option Date. The provisions of this Section 3.4(b) shall survive the termination of this Agreement.

4. FACILITIES AND EXPENSES

4.1 FACILITIES

During the Employment Period, the Employer will furnish Executive office space, equipment, supplies, and such other facilities and personnel as the Employer deems reasonably necessary or appropriate for the performance of Executive’s duties under this Agreement.

4.2 EXPENSES

The Employer will pay on behalf of Executive (or reimburse Executive in a timely manner for) reasonable expenses incurred by Executive at the request of, or on behalf of, the Employer in the performance of Executive’s duties pursuant to this Agreement, and in accordance with the Employer’s employment policies, including reasonable expenses incurred by Executive in attending business meetings, in appropriate business entertainment activities, and for promotional expenses. Executive must file expense reports with respect to such expenses in accordance with the Employer’s policies then in effect.

4.3 TIMING

All in-kind benefits provided and expenses eligible for reimbursement under this Section 4 must be provided by the Employer or incurred by the Executive during the term of this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

5. VACATIONS AND HOLIDAYS

Executive will be entitled to paid vacation during the Employment Period in accordance with the vacation policies of the Employer in effect for its employees from time to time. Executive will also be entitled to the paid holidays and other paid leave set forth in the Employer’s policies.

6. TERMINATION

6.1 EVENTS OF TERMINATION

Executive’s employment, the Employment Period, the Base Salary, and any and all other rights of Executive under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 6):

(a) upon the death of the Executive;

(b) upon termination of employment due to the Disability of the Executive;

(c) upon termination by the Employer for Cause;

(d) upon resignation of employment by the Executive without Good Reason;

(e) upon termination by the Employer without Cause;

(f) upon the resignation of employment by Executive for Good Reason.

Upon termination of Executive’s employment, as provided above or otherwise, Executive’s rights respecting benefits, stock options, restricted stock, and other equity awards will be determined under the applicable plan or program providing the same.

6.2 DEFINITION OF DISABILITY

For purposes hereof, the term “Disability” shall mean an incapacity by accident, illness or other circumstances which renders Executive mentally or physically incapable of performing the duties and services required of Executive hereunder on a full-time basis for a period of at least 120 consecutive days, or 180 days during any twelve-month period. Upon the occurrence of Disability, the Employer may then terminate Executive’s employment due to Disability by providing written notice to Executive of such termination of employment. Nothing herein shall be interpreted as preventing the Employer from terminating Executive’s employment for any other reason or at any time.

6.3 DEFINITION OF “CAUSE” AND “GOOD REASON”

(a) Definition of “Cause”. For all purposes under this Agreement, “Cause” shall mean the occurrence of any one or more of the following events:

(i) Executive’s continued and material failure to perform satisfactorily his work duties after receipt of a written warning and at least thirty (30) days to improve;

(ii) Executive’s material violation of any Employer policy or code of conduct;

(iii) the appropriation (or attempted appropriation) of a material business opportunity of the Employer without first presenting it to the Employer in writing and giving it a reasonable opportunity to accept or reject such opportunity, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer;

(iv) Executive’s engaging in conduct that is materially injurious to the Employer;

(v) the misappropriation (or attempted misappropriation) of any of the Employer’s funds or property;

(vi) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a punishment; or

(vii) the conviction of Executive by a court of competent jurisdiction of a crime involving moral turpitude.

The determination of whether the Executive’s employment is terminable for Cause shall be made solely by the Employer, which shall act in good faith in making such determination. A termination of Executive’s employment by the Employer for any other reason or in any other circumstances, except due to Disability, will be a termination “without Cause.”

(b) Definition of “Good Reason”. For all purposes under this Agreement, “Good Reason” shall mean the occurrence of one or more of the following events arising without the express written consent of the Executive, but only if the Executive notifies the Employer in writing of the event within sixty (60) days following the occurrence of the event, the event remains uncured after the expiration of thirty (30) days from receipt of such notice, and the Executive resigns effective no later than thirty (30) days following the Employer’s failure to cure the event:

(i) a material diminution in the Executive’s Base Salary;

(ii) a material diminution in the Executive’s authority, duties, or responsibilities;

(iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors of the Employer;

(iv) a material diminution in the budget over which the Executive retains authority;

(v) the Employer or a subsidiary thereof requiring the Executive to be permanently based anywhere other than within fifty (50) miles of the Executive’s job location immediately prior to the reassignment;

(vi) any other action that constitutes a material breach by the Employer of the Agreement; or

(vii) the occurrence of one or more of the following events that results in a material negative change in the Executive’s employment relationship with the Employer:

(A) a reduction in the Executive’s Target Bonus from that provided to him immediately on the Effective Date of this Agreement or as the same may be increased from time to time; or

(B) the Executive ceasing to be the highest ranking officer of the Employer.

A resignation of employment by Executive for any other reason or under any other circumstances will be a resignation “without Good Reason.”

6.4 SEVERANCE

Should Executive’s employment with the Employer be terminated by the Employer Without Cause or should Executive resign his employment with the Employer for Good Reason, then, subject to Executive executing, and failing to revoke during any applicable revocation period, the Severance Agreement and General Release attached as Exhibit A to this Agreement within forty-five (45) days after Executive’s termination of employment, the Employer will provide to Executive the following:

(i) a lump sum payment equal to two (2) times his Base Salary; and

(ii) a lump sum payment equal to two (2) times his then current cash bonus target amount.

Subject to Section 6.7, such lump sum payments under this Section 6.4 will be made no later than sixty (60) days following the Executive’s Separation from Service on or after the date the Executive’s employment is terminated. Severance payments do not result in extending employment beyond the termination date.

6.5 CHANGE OF CONTROL

(a) If, within 12 months after a Change of Control, Executive’s position is terminated by the Employer without Cause or Executive resigns his employment for Good Reason, then, subject to Executive executing, and failing to revoke during any applicable revocation period, the Severance Agreement and General Release attached as Exhibit A to this Agreement within forty-five (45) days after Executive’s termination of employment, the Executive shall be entitled to the following in lieu of the amounts set forth in Section 6.3:

(i) a lump sum payment equal to two (2) times his Base Salary;

(ii) a lump sum payment equal to two times his then current cash bonus target amount; and

(iii) a lump sum payment equal to the cost of COBRA coverage for eighteen (18) months for continued medical benefits for the Executive and his dependents (including his spouse) who were covered as of such termination event under the medical benefit plan as in effect for employees of the Employer during the coverage period, or the substantial equivalence.

Subject to Section 6.7, such lump sum payments under this Section 6.5 will be made no later than sixty (60) days following the Executive’s Separation from Service on or after the date the Executive’s employment is terminated. Upon Executive’s execution and delivery of Exhibit A, a Company representative will execute and deliver to Executive Exhibit A, assuming the requirements of this Agreement have been met. Severance payments do not result in extending employment beyond the termination date.

(b) Notwithstanding anything to the contrary in this Agreement, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the severance benefits provided for in this Section 6.5, together with any other payments and benefits which the Executive has the right to receive from the Employer and its Affiliates (the “Aggregate Severance”), would be subject to the excise tax imposed by Section 4999 of the Code, including any interest and penalties imposed with respect to such excise tax (the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes) including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Aggregate Severance. Any Gross-Up Payment shall be paid by the Employer to the Executive or the applicable taxing authorities on or before the date in which such taxes are due, but, for purposes of Section 409A of the Code, in all events by the end of the Executive’s taxable year following the Executive’s taxable year in which the Executive remits the related taxes.

Notwithstanding the foregoing, if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Aggregate Severance does not exceed one hundred and ten percent (110%) of the Safe Harbor Amount (as defined below), then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Aggregate Severance equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the cash payments pursuant to this Section, and in any event shall be made in such a manner as to maximize the value of the Aggregate Severance actually paid to the Executive.

The determination as to whether the Executive is entitled to a Gross-Up Payment or any such reduction in the Aggregate Severance is necessary shall be made initially by the Employer in good faith.

For purposes of this Section “Safe Harbor Amount” means an amount equal to one dollar ($1.00) less than three (3) times the Executive’s “base amount” for the “base period,” as those terms are defined under Section 280G of the Code.

(c) The Executive shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Executive is informed in writing of such claim. The Executive shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Executive in writing prior to the expiration of such period that the Employer desires to contest such claim, the Executive shall:

(i) give the Employer any information reasonably requested by the Employer relating to such claim,

(ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer,

(iii) cooperate with the Employer in good faith in order to effectively contest such claim, and

(iv) permit the Employer to participate in any proceedings relating to such claim;

provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section (c), the Employer shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer directs the Executive to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Employer’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of a Gross-Up Payment or an amount advanced by the Employer pursuant to Section (c) hereof, the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Employer’s complying with the requirements of Section (c) hereof, if applicable) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Employer pursuant to Section (c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Employer does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Notwithstanding any other provision of this Section 6.5, the Employer may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

6.6 NO MITIGATION

Any remuneration received by Executive from a third party following the Employment Period shall not apply to reduce the Employer’s obligations to make payments hereunder.

6.7 CODE SECTION 409A

Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of his Separation from Service from the Employer to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and if any amounts otherwise payable pursuant to this Agreement within the first six (6) months following the Executive’s Separation from Service would be subject to the excise tax imposed by Section 409A of the Code, then payment of such portion of the benefits subject to the excise tax shall be suspended and shall be paid in a lump sum to the Executive on the first business day following the expiration of six (6) months from the date of the Executive’s Separation from Service.

7. NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

7.1 ACKNOWLEDGMENTS BY EXECUTIVE

The Executive acknowledges that (a) prior to and during the Employment Period and as a part of his employment, Executive has been and will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because Executive possesses substantial technical expertise and skill with respect to the Employer’s business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (d) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

7.2 AGREEMENTS OF THE EXECUTIVE

In consideration of the compensation and benefits to be paid or provided to Executive by the Employer under this Agreement, the Executive covenants the following:

(a) Confidentiality.

(i) Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

(ii) Any Trade Secrets of the Employer will be entitled to all of the protections and benefits under any applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

(iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by Executive.

(iv) Executive will not remove from the Employer’s premises (except to the extent such removal is for purposes of the performance of Executive’s duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, Executive will return to the Employer all of the Proprietary Items in the Executive’s possession or subject to the Executive’s control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(b) Employee Inventions. Each Employee Invention will belong exclusively to the Employer. Any idea, invention, technique, modification, process or improvement developed by Executive that does not constitute an Employee Invention shall belong exclusively to the Executive. The Executive acknowledges that all of the Executive’s writings, works of authorship, and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Employer all of the Executive’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Executive covenants as follows:

(i) he will promptly disclose to the Employer in writing any Employee Invention;

(ii) he hereby assigns to the Employer or to a party designated by the Employer, all of the Executive’s rights to the Employee Invention for the United States and all foreign jurisdictions;

(iii) that he will execute and deliver to the Employer such applications, assignments, and other documents as the Employer may reasonably request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

(iv) that he will sign all other papers reasonably necessary to carry out the above obligations; and

(v) that he will give testimony and render any other assistance in support of the Employer’s rights to any Employee Invention.

Notwithstanding the foregoing, Employer shall pay for all reasonable out-of- pocket expenses incurred by Executive in carrying out the foregoing duties.

(c) Non-disparagement. Executive shall not disparage the Employer or any of its shareholders, directors, officers, employees, or agents.

(d) Creative Works. Executive shall not create, assist with or consult on any creative works which discuss, describe, or reference the Employer or any executive of the Employer. Creative works includes but is not limited to novels, nonfiction writings, any authored work, plays, screenplays, musicals or the like.

7.3 DISPUTES OR CONTROVERSIES

Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

8. NON-COMPETITION AND NON-INTERFERENCE

8.1 ACKNOWLEDGMENTS OF THE EXECUTIVE

The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Employer’s business is international in scope and its products are marketed throughout the United States and the world; (c) the Employer competes with other businesses that are or could be located in any part of the world; (d) the provisions of this Section 8 are reasonable and necessary to protect the Employer’s business; and (e) in connection with the fulfillment of his duties hereunder and as an employee of the Employer, the Employer will provide Executive with Confidential Information necessitating the execution of the covenants contained in this Section 8.

8.2 COVENANTS OF EXECUTIVE

In consideration of the acknowledgments by Executive, and in consideration of the compensation and benefits to be paid or provided to Executive by the Employer, Executive covenants that during and for two (2) years following the termination of his employment for any reason, he will not, directly or indirectly:

(a) engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Employer anywhere in the world, provided, however, that Executive may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended;

(b) whether for Executive’s own account or for the account of any other person, solicit business of the same or similar type being carried on by the Employer, from any person known by Executive to be a customer or a potential customer of the Employer, whether or not the Executive had personal contact with such person during and by reason of Executive’s employment with the Employer; or

(c) whether for Executive’s own account or the account of any other person, (y) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee (or was an employee within twelve (12) months of the date in question) of the Employer at any time during Executive’s employment or in any manner induce or attempt to induce any employee of the Employer to terminate his employment with the Employer; or (z) interfere with the Employer’s relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Employer.

If any covenant in this Section 8.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

The period of time applicable to any covenant in this Section 8.2 will be extended by the duration of any violation by the Executive of such covenant.

9. INDEMNIFICATION

Executive and Employer have executed an Indemnification Agreement dated November 4, 1996. That Agreement will continue in effect as per its terms.

10. GENERAL PROVISIONS

10.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

10.2 COVENANTS OF SECTIONS 7 AND 8 ARE ESSENTIAL AND INDEPENDENT COVENANTS

The covenants by Executive in Sections 7 and 8 are essential elements of this Agreement, and without Executive’s agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed Executive. The Employer and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

If Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Executive in Sections 7 and 8.

10.3 REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE

The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound. Executive further specifically represents and warrants that he is not subject to, nor will he violate, any agreement not to compete upon the execution and delivery by him of this Agreement.

Executive represents and warrants that he will not utilize or divulge any proprietary materials or information from his previous employers.

10.4 OBLIGATIONS CONTINGENT ON PERFORMANCE

The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon Executive’s performance of Executive’s obligations hereunder.

10.5 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

10.6 BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated or assigned.

10.7 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested and signed for by the party required to receive notice, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Employer:

BMC Software, Inc.

2101 City West Blvd

Houston, Texas 77042

Telephone No. (713) 918-8800 Facsimile No. (713) 918-8000

Attn: Board of Directors

If to Executive: at most recent home address in personnel files, or other address more recently provided to the Employer by Executive.

10.8 ENTIRE AGREEMENT; AMENDMENTS

Except as provided in (a) plans and programs of the Employer referred to in Sections 3.3 and 3.4, and (b) any signed written agreement contemporaneously or hereafter executed by the Employer and Executive, this Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof. All prior understandings and agreements relating to the subject matter of this Agreement, including, without limitation, the Prior Employment Agreement, are hereby superseded and expressly terminated. Notwithstanding the foregoing, this Agreement shall not be construed to supersede any stock option agreements or restricted stock agreements entered into between Executive and the Employer at any time prior to the execution of this Agreement. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

10.9 GOVERNING LAW

This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

10.10 ARBITRATION

In the event that there shall be any dispute arising out of or in any way relating to Executive’s employment with the Employer, this Agreement, the contemplated transactions, any document referred to or incorporated herein by reference or centrally related to the subject matter hereof, or the subject matter of any of the same, the parties covenant and agree as follows:

(a) The parties shall first use their reasonable best efforts to resolve such dispute among themselves, with or without mediation.

(b) If the parties are unable to resolve such dispute among themselves, such disputes shall be submitted to binding arbitration in Houston, Texas, under the auspices of, and pursuant to the rules of, the American Arbitration Association’s Commercial Arbitration Rules as then in effect, or such other procedures as the parties may agree to at the time, before one arbitrator. Any award issued as a result of such arbitration shall be final and binding between the parties, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The parties agree to abide by and perform any award rendered by the arbitrators. If either Executive or the Employer seeks enforcement of the terms of this Agreement or seeks enforcement of any award rendered by the arbitrators, then the prevailing party (designated by the arbitrators) to such proceeding(s) shall be entitled to recover its costs and expenses (including applicable travel expenses) from the non-prevailing party, in addition to any other relief to which it may be entitled. Either Executive or the Employer may cause an arbitration proceeding to commence by giving the other party notice in writing of such arbitration. Executive and the Employer covenant and agree to act as expeditiously as practicable in order to resolve all disputes by arbitration. Notwithstanding anything in this Section to the contrary, neither Executive nor the Employer shall be precluded from seeking court action in the event the action sought is either injunctive action, a restraining order or other equitable relief. The arbitration proceeding shall be held in English.

(c) Legal process in any action or proceeding referred to in the preceding section may be served on any party anywhere in the world.

(d) Except as expressly provided herein and except for injunctions and other equitable remedies that are required in order to enforce this Agreement, no action may be brought in any court of law and EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW. Each party acknowledges that it has been represented by legal counsel of its own choosing and has been advised of the intent, scope and effect of this Section 10.10 and has voluntarily entered into this Agreement and this Section 10.10.

(e) Excluded from this Section 10.10 are any claims for workers compensation, unemployment insurance, or for temporary injunctive relief to enforce Sections 7 and 8 of this Agreement.

10.11 SECTION HEADINGS; CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the words or terms it precedes.

10.12 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.13 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.14 WAIVER OF JURY TRIAL

THE PARTIES HERETO WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

10.15 WITHHOLDING OF TAXES AND OTHER EMPLOYEE DEDUCTIONS

The Employer may withhold from any payments and benefits made pursuant to this Agreement all federal, state, city, and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal deductions made with respect to the Employer’s employees generally.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

EMPLOYER:

BMC Software, Inc.

By: /s/ MICHAEL VESCUSO

Name: Michael Vescuso
Title:	Sr. Vice President of Administration

EXECUTIVE:

/s/ ROBERT BEAUCHAMP

Robert Beauchamp

EXHIBIT A TO EXECUTIVE EMPLOYMENT AGREEMENT

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is entered into by and between Robert Beauchamp (“Executive”) and BMC Software, Inc. (hereinafter the “Employer”) (Executive and the Employer are each a “party” to this Agreement and, when collectively referenced herein, Executive and the Employer shall be referred to as the “Parties”), and is made and entered into with reference to the following facts:

RECITALS

WHEREAS, Executive was hired by the Employer in 1988 and has held the position of the Employer’s Chief Executive Officer since January 5, 2001, and

WHEREAS, Executive’s employment with the Employer has been terminated effective       (the “Termination Date”); and

WHEREAS, the Employer and Executive desire to resolve, fully and finally, any and all claims or disputes that exist or may exist between them through the date of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the covenants and promises contained herein, the Parties hereto agree as follows:

1. Agreement by the Employer. Prior to the execution of this Agreement, Employer will pay Executive all Base Salary and for the value of all unused vacation earned through the date of termination. Employer will also pay Executive for any Target Bonus awarded by the Board of Directors but not yet paid. In exchange for Executive’s agreement to the releases and other terms and conditions of this Agreement, the Employer agrees to provide Executive, after the Effective Date (as defined below) of this Agreement, a total gross lump sum payment of $     , which is equal to (a) 2 years of his Base Salary based upon his current Base Salary of $     ; (b) plus $     , which is equal to either (i) the average of the yearly cash bonus amounts received by Executive in each of the 3 years preceding the Termination Date; or alternatively and as applicable (ii) if the Termination Date is fewer than 3 years from the date on which Executive became Chief Executive Officer, the Target Bonus. (Insert other benefits if applicable.]

2. Agreement by the Executive. By signing this Agreement and accepting the payment set forth in Section 1 above, Executive agrees to be bound by the terms of this entire Agreement. Executive further agrees to be bound by the surviving terms of the agreements he entered into as an employee of the Employer.

3. Release of Claims. In exchange for the consideration provided in Section 1 above, Executive hereby expressly waives, releases, acquits and forever discharges the Employer and its parents, successors, assigns, divisions, subsidiaries, affiliates, partners, officers, directors, executives, investors, shareholders, managers, supervisors, employees, agents, attorneys and representatives (hereinafter the “Released Parties” or “Releasees”), from any and all claims, demands, and causes of action which Executive has or claims to have, whether known or unknown, of whatever nature, which exist or may exist as of the date of Executive’s execution of this Agreement. As used in this paragraph, “claims,” “demands,” and “causes of action” include, but are not limited to, contract claims, equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, retaliation claims, personal injury claims, constructive discharge claims, emotional distress claims, public policy claims, wage claims, claims for debts, accounts, attorneys’ fees, compensatory damages, punitive damages, and/or liquidated damages, claims for the Employer’s stock or options to purchase the Employer’s stock, claims for vesting or accelerated vesting of options to purchase the Employer’s Common Stock, claims for defamation, and any and all claims arising under the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal or state statute governing employment, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Texas Commission on Human Rights Act, the Texas Labor Code, as such statutes may have been or may be amended from time to time and any other federal, state or local statute governing any aspect of the employer/employee relationship.

4. Release of Claims for Age Discrimination. Without in any way limiting the generality or scope of Section 3 of this Agreement, Executive hereby understands and agrees to release any and all claims, rights or benefits Executive has or may have for age discrimination arising out of or under the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 621, et seg., as the ADEA may have been or may be amended, or any equivalent or comparable provision of state or local law, including, without limitation, the Texas Commission on Human Rights Act.

5. Release of Unknown Claims. Executive understands and agrees, in compliance with any statute or ordinance which requires a specific release of unknown claims or benefits, that this Agreement includes a release of unknown claims, and Executive hereby expressly waives and relinquishes any and all claims, rights or benefits that Executive may have which are unknown to Executive at the time of the execution of this Agreement.

6. Indemnification Agreement. Executive’s and Employer’s rights and responsibilities under the Indemnification Agreement dated November 4, 1996 between Executive and Employer will continue in effect and will not be affected by this Agreement.

7. Sufficiency of Consideration. Executive acknowledges and agrees that absent this Agreement, Executive has no legal entitlement to the consideration provided in this Agreement and that the consideration represents good and sufficient value for the releases and other agreements of Executive set forth in this Agreement.

8. Non-Admission of Liability. Executive understands that the Employer denies that it has engaged in any wrongdoing whatsoever in connection with its dealings with Executive and that nothing in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of the Employer and/or the Released Parties.

9. Consultation with an Attorney. Executive is advised to consult with an attorney of his choosing prior to entering into this Agreement.

10. Acceptance of Agreement. Executive has up to twenty-one (21) days after the Termination Date to consider this Agreement and Executive may revoke this Agreement at any time during the first seven (7) days following Executive’s execution of this Agreement by delivering written notice of revocation to the Secretary of the Employer’s Board of Directors, no later than five (5:00) p.m. on the seventh (7th) day after execution. Executive received this Agreement on      , 200_. The settlement offer contained in this Agreement will automatically expire if this Agreement, fully executed by Executive, is not received by the Secretary of the Employer’s Board of Directors, on or before      , 200_.

11. Effective Date of Agreement. This Agreement will become effective, irrevocable and fully enforceable upon the expiration of seven (7) days following the date of Executive’s execution of this Agreement (the “Effective Date”), provided that Executive has executed and submitted to the Company the executed original of this Agreement in a timely manner as set forth in Section 10 and Executive has not exercised Executive’s right to revoke this Agreement as set forth in Section 10.

12. No Filing of Claims. Executive represents and warrants that Executive does not presently have on file, and further represents and warrants that Executive will not hereafter file, any claims, charges, grievances or complaints against the Employer and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Employer and/or the Released Parties occurring prior to the date of Executive’s execution of this Agreement.

13. Ownership of Claims. Executive represents and warrants that Executive is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands arising out of or in any way related to Executive’s employment with the Employer and/or the resignation thereof.

14. Successors and Assigns. Executive understands and agrees that this Agreement and all of its terms shall be binding upon Executive’s representatives, heirs, executors, administrators, successors and assigns.

15. Tax Liability. Executive acknowledges and agrees that he has obtained no advice from Releasees (defined above) and that neither Releasees, nor their attorneys, have made any representation regarding the tax consequences, if any, of Executive’s receipt of the settlement amounts and other consideration provided for in this Agreement. Executive further acknowledges and agrees that he is personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by Executive under this Agreement. Executive agrees to indemnify the Employer and hold the Employer harmless for any and all taxes, penalties and/or other assessments that the Employer is, or may become, obligated to pay on account of any payments and other consideration made to Executive under this Agreement.

16. Attorneys’ Fees. Executive understands and agrees that in any dispute between Executive and the Employer regarding the terms of this Agreement and/or any alleged breach thereof, that the prevailing party will be entitled to recover its costs and reasonable attorneys’ fees arising out of such dispute.

17. Confidentiality. Executive understands and agrees that the terms and existence of this Agreement and any other terms or information relating to the resignation of Executive’s employment with the Employer are strictly confidential and may not be disclosed to any other person or entity, with the exception of Executive’s immediate family members and legal and financial advisors.

18. Continuing Obligations. Executive and Employer understand and agree that certain obligations set forth in the Executive Employment Agreement between the Parties of January 5, 2001, as it may have been amended from time to time, a copy of which is attached hereto (at the time of execution) as Exhibit A and incorporated herein by this reference, continue beyond termination of his employment with the Employer. Those obligations include those set forth in Sections 9, 10, 11 and 12 of that Agreement. Executive further understands and agrees that a breach of any continuing obligation contained in the Employer’s Executive Employment Agreement shall also constitute a breach of this Agreement.

19. Non-Disparagement. Executive agrees that he will not disparage or in any way criticize the Employer and/or its officers, managers, supervisors, employees, investors, products, services, or technology at any time in the future. Nothing contained in this Section is intended to prevent Executive from testifying truthfully in any legal proceeding.

20. Headings. The headings in each section herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

21. Integration. This Agreement, and the surviving provisions of the accompanying Exhibit A, constitute an integrated; written contract, expressing the entire agreement between the Parties with respect to the subject matter hereof. In this regard, Executive represents and warrants that he is not relying on any promises or representations which do not appear written herein. Executive further understands and agrees that this Agreement can be amended or modified only by a written agreement, signed by all of the Parties hereto.

22. Texas Law Applies. This Agreement shall, in all respects, be interpreted, enforced and governed under the laws of the State of Texas applicable to contracts executed and performed in Texas without giving effect to conflicts of law principles.

23. Severability. Executive agrees that if any provision, or portion thereof, of this

Agreement is held to be invalid or unenforceable or to be contrary to public policy or any law, for any reason, the remainder of the Agreement shall not be affected thereby.

24. Execution by Counterparts/Facsimile. This Agreement may be executed in separate counterparts and by facsimile, and each such counterpart shall be deemed an original with the same effect as if all parties signed the same document.

[SIGNATURE PAGE TO SEVERANCE AGREEMENT AND GENERAL RELEASE]

EXECUTIVE UNDERSTANDS AND AGREES THAT EXECUTIVE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT, AND REPRESENTS THAT EXECUTIVE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY, AFTER HAVING THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S OWN CHOOSING, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date provided below.

ROBERT BEAUCHAMP

Date:

BMC SOFTWARE, INC.

By:

Its:

Date:

Exhibit B

BMC SOFTWARE, INC.
Executive Employment Agreement
Cash Bonus Description

The Executive will, during the Employment Period, be permitted to participate in the BMC Short-term Incentive Performance Award Program that may be in effect from time to time. During the employment period, the Executive will be eligible to receive a target incentive, which currently is 150% of base salary. The actual amount received is not guaranteed and is dependent on the performance of the Company and the Executive in accordance with the BMC Short-term Incentive Performance Award Program established for each fiscal year during the employment period.

Each fiscal year, the Executive will receive a detailed description of the BMC Short-term Incentive Performance Award Program and the targeted measures and objectives for that year.